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EXHIBIT 99.3

Press Release


SOURCE: CONSUMER PORTFOLIO SERVICES INC.


CONSUMER PORTFOLIO SERVICES INC. COMPLETES ACQUISITION OF MFN FINANCIAL CORP.


OPENS $100 MILLION WAREHOUSE CREDIT FACILITY


IRVINE, Calif.--(BUSINESS WIRE)--March 12, 2002--Consumer Portfolio Services Inc. (Nasdaq:CPSS - news) today announced it has acquired MFN Financial Corp. (formerly OTCBB:MFNF.OB). The acquisition was pursuant to the terms of a previously described plan of merger, in which MFN Financial shareholders will receive $10 cash for each share of MFN Financial stock they now own.


Consumer Portfolio Services also announced that it has opened a new $100 million warehouse credit facility. The new warehouse credit is a structured finance facility involving sales of receivables to a special-purpose entity and borrowings from a commercial paper conduit. XL Capital Assurance Inc. is providing credit enhancement.


The warehouse credit facility will enable Consumer Portfolio Services, through its subsidiary, to borrow up to $100 million to purchase and hold automotive receivables, pending their ultimate disposition in future securitization transactions or otherwise.


"This merger and the closing of our new warehouse line move the company one step closer to being an industry leader, capable of providing superior customer service and equally outstanding returns to shareholders," said Charles E. Bradley, Jr., president and chief executive officer of Consumer Portfolio Services.

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Bradley continued, "Having acquired MFN, we are in a position to take advantage of exceptional opportunities, given the synergies and complementary nature of the separate business lines."


Consumer Portfolio Services purchases, sells and services retail installment sales contracts originated predominantly by franchised dealers for new and late model used cars. The company finances automobile purchases through dealers under contract across the United States.


This news release contains "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information includes the anticipation that the company will repay amounts drawn under its warehouse credit facility by securitization of receivables placed into such facility, that synergies will develop from the acquisition, and that outstanding returns to stockholders may result. There can be no assurance that securitization transactions will be effected to repay warehouse borrowings, that synergies will develop from the acquisition, or that outstanding returns to stockholders will result. Some of the factors that may adversely affect those possibilities are as follows: As to the warehouse credit facility, it may be impracticable to repay warehouse indebtedness and thus to revolve credit availability under such facility due to the terms available in the future in the market for securitizations, which terms may be affected by (i) prevailing interest rates, (ii) credit performance of receivables originated by Consumer Portfolio Services and held within or without such credit facility, (iii) credit performance of automotive receivables originated by other firms, (iv) credit evaluation policies of rating agencies, and (v) competitive conditions in the market for financial guaranty insurance. As to the acquisition, anticipated synergies may not develop as anticipated due to (i) possible difficulties in integration of systems, (ii) personnel costs related to restructurings, and
(iii) possible difficulties in integrating personnel. As to future outstanding returns to stockholders, any such statement is necessarily speculative. Principal factors that might affect fulfillment include (i) the credit quality of receivables originated by the combined company in the past or in the future,

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(ii) the effectiveness of collection efforts, (iii) legal risks related to liabilities as yet unanticipated, (iv) prevailing interest rates and (v) effective management of costs.



CONTACT:


     Consumer Portfolio Services Inc., Irvine


     Charles E. Bradley, Jr., 949/753-6870